Exhibit 99.1

Restatement:  Cash flows from operating activities in the consolidated statements of cash flows for the years ended December 31, 2006 and 2005 have been restated from amounts previously reported to properly separate the effects of exchange rate changes on cash, which were previously reflected in certain line items of the consolidated statements of cash flows for those years. The impact of this restatement was to increase (decrease) the reported cash flows from operating activities for 2006 and 2005 by approximately ($5.7) million and $4.6 million, respectively, and to reflect the effect of foreign exchange rates on cash as a reconciling item after cash provided by (used in) operating, investing and financing activities, before the total change in cash and cash equivalents, as an increase (decrease) in cash of $5.7 million and ($4.6) million for the years ended December 31, 2006 and 2005, respectively. There was no change in cash and cash equivalents from amounts previously reported at the end of those periods.

The results of this restatement on the recorded amounts and a disclosure within the 2006 and 2005 consolidated statements of cash flows are as follow (thousands of dollars):

	For the year ended December 31, 2006		For the year ended December 31, 2005
	As previously reported	As restated	As previously reported	As restated
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	$9,942	$10,939	$9,865	$9,865
Change in prepaid pension costs, net	17,182	17,178	11,525	11,525
Deferred taxes	13,063	12,412	11,615	11,155
Accounts receivable	22,616	28,269	(33,561)	(33,560)
Inventories	(36,939)	(35,477)	(2,344)	(2,344)
Other current assets	5,271	5,577	(1,906)	(1,906)
Accounts payable and accrued expenses	(46,438)	(49,965)	9,134	9,482
Payroll and related expenses	1,200	179	(636)	(636)
Other long-term liabilities	1,757	1,548	15,111	15,257
Other operating activities	4,384	(4,296)	(3,640)	914

Net cash provided by operating activities of continuing operations	25,891	20,217	57,783	62,372

Net cash provided by (used in) continuing operations	(107,465)	(113,139)	21,025	25,614

Effect of exchange rate changes on cash and cash equivalents	-	5,674	-	(4,589)

Supplemental Information
Effect of exchange rates on cash and cash equivalents	1,659	-	(7,928)	-